UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 30, 2008 (October 28, 2008)
Date of Report (Date of earliest event reported)

EXECUTE SPORTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-125868	30-0038070
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 West C Street, Suite 1300
San Diego, CA 92101
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (310) 515-8902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 28, 2008, the Board of Directors of Execute Sports, Inc. (the "Company") elected Timothy R. Scott, PhD as a director of the Company to fill the vacancy created by the resignation of Theodore Smith on July 28, 2008.

Dr. Scott has served on the Board of Directors of NatureWell, Incorporated from September 2001 until May of 2008. From April 1998 to June 2000, Dr. Scott served as a member of the Board of Directors of ICH Corporation, and as a member of ICH's compensation committee. Dr. Scott also serves as President and Senior Pastor of a 1,200-member church located in San Diego, California and formerly hosted a radio talk show called "Dr. Scott Live." Dr. Scott received his Ph.D. in theology from Christian University in 1981, and served as a professor of philosophy and religion at Pacific International College from 1981 to 1985.

Item 8.01  Other Events.

Discontinuance of the Company's Watersports Business

On October 29, 2008, the Company's Board of Directors concluded that the Company has no feasible alternative plan other than to discontinue its watersports operations and to allow the sale of its remaining watersports inventory in the ordinary course of business. As a result of this decision the Company anticipates that it shall be making its future quarterly and annual filings as a shell company as defined in Rule 12b-2 of the Exchange Act.

Change of Mailing Address

The Company has changed its mailing address to:

Execute Sports, Inc.
110 West C Street, Suite 1300
San Diego, CA 92101

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2008		EXECUTE SPORTS, INC.
	By:	s/ James R. Arabia Chief Executive Officer